FORM 8-K



                SECURITIES AND EXCHANGE COMMISSION




                          CURRENT REPORT


                Pursuant to Section 13 or 15(d) of
                the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)
December 22, 1993



                           PENTAIR, INC.
      (Exact name of Registrant as specified in its Charter)


MINNESOTA                        0-4689              41-0907434
(State or other             (Commission           (IRS Employer
Jurisdiction of            File Number)          Identification
Incorporation)                                          Number)

1500 County Road B2 West Suite 400
St. Paul, Minnesota                                       55113
(Address of Principal Executive Offices)             (Zip Code)


                           612-636-7920
(Registrant's Telephone Number, Including Area Code)


                         Not applicable
(Former name or former address, if changed since last report)

Item 5.  Other Events.

On December 22, 1993, the Registrant entered into a definitive agreement to acquire the Schroff Group from Fried. Krupp AG Hoesch-Krupp of Germany. The transaction will include the net assets and business of the Schroff
Group (Schroff) including the stock of its international subsidiaries. The cash purchase price will be approximately $150 million, including certain intercompany liabilities to be paid at closing. Bank borrowings are expected to be used to finance the purchase. Closing is anticipated to occur by March 1994, however the structure of the agreement provides for an effective date of January 1, 1994.

Schroff designs, manufactures and markets cabinets, cases, subracks and accessories for the electronics industry. The company has approximately 1,400 employees with operations in Germany, France, England, the United
States, Japan, Sweden, Finland, Italy and Taiwan.
Schroff is the largest manufacturer in Europe's electronic enclosure market and a world technical leader.
The company's estimated sales are approximately $160 million.

Item 7.  Financial Statements and Exhibits.

c.  Exhibits

(2.1)P   Asset Purchase Agreement among EuroPentair Gmbh,
         Pentair Deutschland Gmbh, F.C. Holdings, Inc.
         USA, and Schroff Gmbh dated December 22, 1993
         (without Exhibits). The Registrant agrees to provide a copy of such Exhibits to the Commission upon request.

(2.2)P   Agreement between Pentair, Inc. and Fried. AG
         Krupp Hoesch-Krupp dated December 22, 1993


(2.3)P   Non-Competition Agreement dated December 22, 1993


(2.4)P   Letter of Guarantee to Seller by Pentair, Inc. of
         Buyer's obligations under Asset Purchase
         Agreement


(2.5)    Letter of Guarantee to Buyer by Fried. Krupp AG
         Hoesch-Krupp of Seller's obligations under Asset
         Purchase Agreement


(99)     Press Release, dated December 22, 1993,
         concerning the definitive agreement to purchase
         Schroff.

SIGNATURES


Pursuant to the requirements of the Securities Exchange
Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


PENTAIR, INC

By:  Joseph R. Collins
Senior Vice President,
Chief Financial Officer

Dated:  January 4, 1994